HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                 (303) 839-0061
------
Will Hart

                                 January 7, 2011


Jeffrey Gordon
Securities and Exchange Commission
100 F Street, N.E., Stop 4631
Washington, D.C. 20549

        Re: Flexible Solutions International

      This office represents Flexible Solutions International, Inc. The Company plans to file a response to the staff's letter dated December 15, 2010 no later than January 31, 2011.

                                     Very Truly Yours,

                                     HART & TRINEN, L.L.P.

                                     /s/ William T. Hart

                                     By
                                           William Hart